Exhibit 10.3

December 4, 2014

Craig Spray
East Greenville, PA

Dear Craig:
It is our pleasure to inform you that you will be a participant in the 2015 Knoll, Inc. Incentive Compensation Program.
We are counting on you to help us build on the positive momentum we created in 2014 across each of our business segments. We must strive to continue to gain share, improve our profitability, target under-penetrated markets, expand our reach into consumer and decorator channels and build a responsible and technologically efficient infrastructure across all our businesses to position Knoll for success in 2015 and beyond.
If you achieve your individual goals, ONEKnoll and Supply Chain Transformation remain on track and on budget and Knoll makes its 2015 operating profit plan you can qualify for a total target incentive payout of $325,000.
This award is subject to my approval and that of the Knoll, Inc. Board of Directors (or appropriate committee of the Knoll, Inc. Board of Directors), which may exercise discretion in adjusting your award up or down based on factors the Board of Directors (or appropriate committee of the Knoll, Inc. Board of Directors) deems appropriate, including Knoll’s performance relative to the industry, other macroeconomic factors and your individual performance. You must be employed by Knoll on the date this award is distributed in order to receive this incentive.
We have great confidence in your ability to contribute to our success in 2015 and look forward to being able to present you with your award in early 2016.
Thank you for all that you do for Knoll.
Sincerely,
/s/ Andrew Cogan
Andrew Cogan
CEO